Exhibit 99.1

NEWS

Georgia Gulf Reports Second Quarter 2009 Financial Results

ATLANTA, GEORGIA — August 4, 2009 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its second quarter ended June 30, 2009.

Georgia Gulf reported net sales of $524.3 million for the second quarter of 2009 compared to net sales of $849.8 million for the second quarter of 2008.  The decrease in sales is primarily due to lower prices resulting from lower feedstock and energy costs and lower volumes driven by extremely difficult North American housing and construction market conditions.

Georgia Gulf reported a net loss of $3.0 million for the second quarter of 2009, compared to net income of $27.9 million during the same quarter in the previous year.  The Company reported operating income of $5.1 million for the second quarter of 2009, compared to operating income of $63.1 million for the second quarter of 2008.  The second quarter of 2009 includes pre-tax asset impairment and restructuring charges of $20.0 million primarily related to the consolidation of two window and door plants. The second quarter of 2008 includes a pre-tax gain from asset sales of $31.3 million and impairment and restructuring costs of $1.6 million.  Excluding these items, operating income for the second quarter of 2009 was $25.1 million compared to operating income of $33.5 million in the second quarter of 2008.

“As previously discussed, we have taken aggressive steps to reduce costs during the last 18 months and these actions largely offset the impact of weak economic conditions in the second quarter,” commented Paul Carrico, Georgia Gulf’s President and CEO. “As announced last week, our successful debt-for-equity exchange reduces our debt by more than 50 percent.   In addition, our annual cash interest costs will be reduced nearly $70 million, and our long-term bank amendment provides adjusted covenants until the end of 2011.  With our new capital structure, we are a strong business partner positioned for long term growth in our chemicals and building products businesses,” he added.

Chlorovinyls

In the Chlorovinyls segment, second quarter 2009 sales decreased to $232.0 million from $401.8 million during the second quarter of 2008. The segment posted operating income of $24.4 million compared to operating income of $38.8 million during the same quarter in the prior year.  The decrease in operating income was primarily due to lower caustic and PVC sales volumes and lower caustic prices compared to the same quarter in the prior year.

Window & Door Profiles and Mouldings

In the Window & Door Profiles and Mouldings segment, sales were $92.4 million for the second quarter of 2009, compared to $118.3 million during the same quarter in the prior year. Sales on a constant currency basis declined 17 percent.  The decline in sales reflects extremely difficult conditions in the North American housing and construction markets, particularly related to new home construction. The segment’s operating loss was $16.0 million for the second quarter of 2009, compared to an operating loss of $1.6 million during the same quarter in the prior year. The decrease in operating income is primarily the result of asset impairments and restructuring costs of $17.8 million primarily related to the consolidation of two plants, partially offset by cost reductions.   Despite double-digit volume declines, operating income excluding asset impairments and restructuring costs increased in the second quarter of 2009 compared to the second quarter of 2008.

Outdoor Building Products

In the Outdoor Building Products segment, sales were $124.0 million for the second quarter of 2009, compared to $167.1 million during the same quarter in the prior year. Sales on a constant currency basis declined 19 percent.  The decrease in sales reflects the extremely difficult conditions in the North American housing and construction markets. The segment reported operating income of $8.4 million for the second quarter of 2009, compared to operating income of $5.2 million during the same quarter in the prior year.  The increase in operating income is due to the impact of cost reduction actions, partially offset by lower sales volumes.

Aromatics

In the Aromatics segment, sales decreased to $76.0 million for the second quarter of 2009 from $162.7 million during the second quarter of 2008. The decrease in sales was driven by a 47 percent decline in sales prices and lower phenol and acetone sales volumes. The phenol and acetone sales volume decrease is due to extremely difficult conditions in the North American housing and construction markets.  During the second quarter of 2009, the segment recorded operating income of $7.9 million, compared to an operating loss of $3.1 million during the same period last year. The increase in operating income was driven by stronger margins resulting from raw materials prices rising throughout the quarter and cost reductions, partially offset by lower volumes than the same quarter last year.

Liquidity and Shareholder’s Equity Update

As of June 30, 2009, the Company had $112.0 million of liquidity, consisting of $104.3 million of cash on hand as well as $7.7 million of borrowing capacity available under its revolving credit facility. Additionally, as of June 30, 2009, the Company had $87.8 million outstanding under its $175 million accounts receivables securitization facility.

On July 29, 2009, the Company consummated a private debt-for-equity exchange of its equity securities for approximately $736.0 million, or 92.0 percent, in aggregate principal amount of outstanding notes in exchange for approximately 30.2 million shares of convertible preferred stock and 1.3 million shares of common stock.  A special meeting of shareholders will be scheduled and shareholders will vote on an amendment to the Company’s charter to increase the number of authorized shares of common stock to 100 million as well as a new equity incentive plan for Company employees.  Upon approval and filing of the charter amendment, the convertible preferred stock will automatically convert to common stock on a share for share basis, resulting in approximately 32.9 million shares of common stock outstanding.

Conference Call

The Company will discuss second quarter 2009 financial results and business developments via conference call and Webcast on Wednesday, August 5, 2009 at 10:00 a.m. ET. To access the Company’s second quarter conference call, please dial 888-552-7928 (domestic) or 706-679-6164 (international). To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=2358290. Playbacks will be available from 11:00 AM ET Wednesday, August 5, to midnight ET Wednesday, August 12. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 23078260.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended March 31, 2009.

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)	June 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$104,300	$89,975
Receivables, net of allowance for doubtful accounts of $16,947 in 2009 and $12,307 in 2008	165,872	117,287
Inventories	209,780	240,199
Prepaid expenses	42,503	21,360
Income tax receivables	3,948	2,264
Deferred income taxes	21,421	22,505
Total current assets	547,824	493,590
Property, plant and equipment, net	723,932	760,760
Goodwill	193,768	189,003
Intangible assets, net of accumulated amortization of $10,492 in 2009 and $9,988 in 2008	15,506	15,905
Other assets, net	138,619	150,643
Non-current assets held for sale	1,363	500
Total assets	$1,621,012	$1,610,401
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current portion of long-term debt	$55,760	$56,843
Accounts payable	90,517	105,052
Interest payable	54,799	16,115
Income taxes payable	3,602	3,476
Accrued compensation	9,182	9,890
Liability for unrecognized income tax benefits and other tax reserves	9,103	27,334
Other accrued liabilities	53,797	49,693
Total current liabilities	276,760	268,403
Long-term debt	1,289,058	1,337,307
Liability for unrecognized income tax benefits	56,366	34,592
Deferred income taxes	49,793	70,141
Other non-current liabilities	34,497	39,886
Total liabilities	1,706,474	1,750,329
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; 3,000,000 shares authorized; shares issued and outstanding: 1,385,183 in 2009 and 1,379,273 in 2008	14	14
Additional paid-in capital	105,797	105,815
Accumulated deficit	(173,168)	(218,502)
Accumulated other comprehensive loss, net of tax	(18,105)	(27,255)
Total stockholders’ deficit	(85,462)	(139,928)
Total liabilities and stockholders’ deficit	$1,621,012	$1,610,401

Note: On July 28, 2009 The Company affected a 1-for-25 reverse common stock split.  This reverse stock split has been reflected in share data and earnings per share data contained herein.

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2009	2008	2009	2008
Net sales	$524,343	$849,843	$931,674	$1,562,304
Operating costs and expenses:
Cost of sales	448,961	777,767	841,283	1,461,153
Selling, general and administrative expenses	50,247	38,606	82,861	86,363
Long-lived asset impairment charges	16,190	191	16,190	16,179
Restructuring costs	3,815	1,448	11,853	7,589
(Gain) loss on sale of assets, net	—	(31,271)	62	(27,315)
Total operating costs and expenses	519,213	786,741	952,249	1,543,969
Operating income (loss)	5,130	63,102	(20,575)	18,335
Gain on substantial modification of debt	—	—	121,033	—
Interest expense, net	(41,347)	(33,237)	(76,519)	(65,876)
Foreign exchange (loss) gain	(955)	1,447	(933)	1,279
Income (loss) before income taxes	(37,172)	31,312	23,006	(46,262)
Provision (benefit) for income taxes	(34,221)	3,371	(22,327)	(4,711)
Net income (loss)	$(2,951)	$27,941	$45,333	$(41,551)
Earnings (loss) per share:
Basic	$(2.13)	$18.01	$32.50	$(34.21)
Diluted	$(2.13)	$18.01	$32.38	$(34.21)
Weighted average common shares:
Basic	1,385	1,396	1,395	1,378
Diluted	1,385	1,396	1,400	1,378

Note: On July 28, 2009 The Company affected a 1-for-25 reverse common stock split.  This reverse stock split has been reflected in share data and earnings per share data contained herein.

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2009	2008	2009	2008
Cash flows from operating activities:
Net (loss) income	$(2,951)	$27,941	$45,333	$(41,551)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	28,736	37,221	59,452	76,024
Non-cash accretion on fair value of Term Loan B	3,971	—	4,600	—
Gain on substantial modification of debt	—	—	(121,033)	—
Foreign exchange (gain) loss	(1,232)	—	666	—
Deferred income taxes	(35,071)	2,765	(24,391)	247
Tax deficiency related to stock plans	(359)	(16)	(1,391)	(846)
Stock based compensation	521	226	1,399	1,688
Long-lived asset impairment charges and loss on sale of assets	16,211	—	16,276	19,323
Net gain on sale of property, plant and equipment, and assets held for sale	—	(30,874)	—	(26,246)
Payment of Quebec trust tax settlement	—	—	—	(20,073)
Other non-cash items	3,140	2,714	2,377	(2,155)
Change in operating assets, liabilities and other	4,657	(88,836)	(3,317)	(86,329)
Net cash provided by (used in) operating activities	17,623	(48,859)	(20,029)	(79,918)
Cash flows from investing activities:
Capital expenditures	(5,860)	(14,506)	(18,385)	(31,678)
Proceeds from sale of property, plant and equipment, and assets held-for sale	457	52,926	878	77,794
Proceeds from insurance recoveries related to property, plant and equipment	22	—	1,980	—
Net cash (used in) provided by investing activities	(5,381)	38,420	(15,527)	46,116
Cash flows from financing activities:
Net change in revolving line of credit	51,183	85,316	98,150	115,366
Repayment of long-term debt	(17,910)	(70,986)	(18,818)	(72,078)
Purchases and retirement of common stock	—	—	(25)	(110)
Fees paid to amend and exchange debt	(7,289)	—	(29,661)	—
Dividends paid	—	(2,794)	—	(5,588)
Net cash provided by financing activities	25,984	11,536	49,646	37,590
Effect of exchange rate changes on cash and cash equivalents	1,103	(611)	235	(431)
Net change in cash and cash equivalents	39,329	486	14,325	3,357
Cash and cash equivalents at beginning of period	64,971	12,098	89,975	9,227
Cash and cash equivalents at end of period	$104,300	$12,584	$104,300	$12,584

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
In Thousands	2009		2008		2009		2008

Segment net sales:
Chlorovinyls	$232,045		$401,793		$473,783		$742,970
Window and door profiles and mouldings products	92,389		118,308		143,074		204,077
Outdoor building products	123,956		167,090		187,359		264,596
Aromatics	75,953		162,652		127,458		350,661
Net Sales	$524,343		$849,843		$931,674		$1,562,304

Segment operating income (loss):
Chlorovinyls	$24,376	(1)	$38,793	(3)	$44,892	(5)	$36,691	(9)
Window and door profiles and mouldings products	(15,984	)(2)	(1,559)		(33,536	)(6)	(15,382	)(10)
Outdoor building products	8,381		5,165		(8,346	)(7)	(14,810	)(11)
Aromatics	7,888		(3,053)		8,362		(2,826)
Unallocated corporate	(19,531)		23,756	(4)	(31,947	)(8)	14,662	(4)
Total operating income (loss)	$5,130		$63,102		$(20,575)		$18,335

1)	Includes $1.4 million of restructuring costs primarily associated with non-workforce related exit costs, and $0.5 million of long-lived asset impairment charges.
2)	Includes $2.1 million of restructuring costs primarily associated with severance costs, and $15.7 million of long-lived asset impairment charges.
3)	Includes $1.2 million in costs related to the shutdown of Oklahoma City facility, writedowns and other exit costs and a $2.3 million gain related to the sale and lease back of equipment.
4)	Includes $28.8 million gain on the sale of idle land.
5)	Includes $3.5 million of restructuring costs primarily associated with non-workforce related exit costs, and $0.5 million of long-lived asset impairment charges.
6)	Includes $3.3 million of restructuring costs primarily associated with severance costs, and $15.7 million of long-lived asset impairment charges.
7)	Includes $2.6 million of restructuring costs primarily associated with non-workforce related exit costs.
8)	Includes $2.5 million of restructuring costs.
9)	Includes $18.2 million in costs related to the shutdown of Oklahoma City facility, writedowns and other exit costs and a $2.3 million gain related to the sale and lease back of equipment.
10)	Includes $2.5 million in asset writedowns and exit costs .
11)	Includes $6.7 million of exit costs related to the sale of the outdoor storage buildings business and writedowns.

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